Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Pelthos Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be paid	Equity	Common Stock, $0.0001 par value per share	457(o)	(1)	(2)
	Equity	Preferred Stock, $0.0001 par value per share	457(o)	(1)	(2)
	Debt	Debt Securities	457(o)	(1)	(2)
	Other	Warrants	457(o)	(1)	(2)
	Other	Rights	457(o)	(1)	(2)
	Other	Units	457(o)	(1)	(2)
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(2)	$200,000,000 (2)	0.00013810	$27,620 (3)
	Equity (Resale by Selling Stockholders)	Common Stock, $0.0001 par value per share	457(c)	781,928 Shares (4),(6),(7)	$25.70 (5)	$20,095,549.6	0.00013810	$2,775.20
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—
Total Offering Amounts						$220,095,549.6		$30,395.20
Total Fees Previously Paid								—
Total Fee Offset								—
Net Fee Due								$30,395.20

(1)	There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, such indeterminate number of rights and such indeterminate number of units representing an interest in two or more securities, which may or may not be separable from one another, as shall have an aggregate initial offering price not to exceed $200,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $200,000,000, less the aggregate dollar amount of all securities previously issued hereunder. The securities registered also include such indeterminate number or amount of securities as may be issued upon conversion of or exchange for securities that provide for conversion or exchange, upon exercise of securities or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on the maximum aggregate offering price.

(4)	Pursuant to Rule 416(a) of the Securities Act, includes any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of the registrant that may from time to time be offered or issued to prevent dilution from any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(5)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low prices for a share of Common Stock as reported on The NYSE American LLC on January 28, 2026, which date is a date within five business days of the filing of the registration statement filed by the registrant for the registration of the securities listed in the table above.

(6)	Includes up to an aggregate of 716,440 shares of Common Stock issuable upon conversion of $18.0 million aggregate principal amount of senior secured convertible notes of the registrant which were issued on November 6, 2025 pursuant to that certain securities purchase agreement, as amended, modified, or waived from time to time, dated November 6, 2025, by and among the registrant and such convertible noteholders, assuming conversion of all outstanding principal and accrued interest. Such Convertible Notes have a fixed conversion price of $29.73 per share.

(7)	Includes up to an aggregate of 65,488 shares of Common Stock issuable upon exercise of certain warrants of the registrant which were issued on January 12, 2026 pursuant to that certain Venture Loan and Security Agreement as amended, modified or waived from time to time, dated January 12, 2026, by and among the registrant, LNHC, Inc, a Delaware corporation and a wholly owned subsidiary of the registrant and Channel Pharmaceutical Corporation, a Nevada corporation and wholly owned subsidiary of the registrant, collectively as Borrowers, and Horizon Technology Finance Corporation, as Lender, with a weighted average exercise price of $27.49 per share.